Exhibit 10.34

AMERICAN ADDICTION CENTERS, INC.

2014 CASH INCENTIVE PLAN

Section 1. Purpose and Administration.

The American Addiction Centers, Inc. 2014 Cash Incentive Plan (the “Plan”) is intended to motivate eligible employees of American Addiction Centers, Inc. and its subsidiaries (together, the “Company”) to achieve specified performance goals by means of cash-based awards. All designations, determinations, interpretations and other decisions under or with respect to the Plan or any award thereunder (i) shall be within the sole discretion of the Board of Directors (the “Board”) of AAC Holdings, Inc., as successor with respect to the Plan as described below, (ii) may be made at any time and (iii) shall be final, conclusive and binding upon all persons. Such decisions need not be uniform and may be made selectively among Plan participants, whether or not such participants are similarly situated. The material terms of this Plan were previously approved by the Board of Directors of the Company, and as a result of the private share exchange between AAC Holdings, Inc. and certain stockholders of the Company in April 2014, the Board has assumed the administration of this Plan.

Section 2. Eligibility.

The participants of the Plan shall include only those employees of the Company or its subsidiaries who are listed on Schedule A hereto (each, a “Participant”). Each of the Chairman and Chief Executive Officer; President and Chief Financial Officer is referred to herein as a “Senior Officer Participant.” Each of the Chief Operating Officer; General Counsel and Secretary; Senior Vice President, Business Development; Vice President, Marketing and Chief Accounting Officer is referred to herein as an “Officer Participant.”

Section 3. Bonus Award Calculation and Payment.

Senior Officer Participants. Bonus awards payable pursuant to this Plan (each, an “Award”) with respect to each Senior Officer Participant shall be calculated based on the Company’s achievement of adjusted EBITDA (“AEBITDA”) goals during each quarter of the 2014 fiscal year (each, a “Fiscal Quarter”) and the 2014 fiscal year as a whole (the “Fiscal Year”, and each of the foregoing, a “Performance Period”). In order for a Senior Officer Participant to qualify for an Award with respect to any Fiscal Quarter, the Company must meet the AEBITDA Target (each, a “Performance Goal”) for such Fiscal Quarter. If the Performance Goal for a Fiscal Quarter is met, the Senior Officer Participant will be entitled to an Award equal to 25% of the Target Bonus Amount set forth in Schedule B for such Senior Officer Participant. If the Performance Goal for a Fiscal Quarter is not met, the Senior Officer Participant will not be entitled to an Award for such Fiscal Quarter (except to the extent the Performance Goal for the Fiscal Year is subsequently met). Notwithstanding the foregoing, in the event the Company would have achieved the Performance Goal for a Performance Period but for the expense of bonus amounts payable pursuant to the Plan, the Target Bonus payable for such period shall be proportionately reduced to the level at which the AEBITDA for the Performance Period, including the reduced bonus amounts, equals the Performance Goal with respect to such period.

For purposes of this Plan, “AEBITDA” means Consolidated Net Income, plus, without duplication, to the extent reducing Consolidated Net Income, (i) interest expense, (ii) depreciation expense, (iii) amortization expense, (iv) tax expense, (v) non-cash stock compensation, (vi) one-time legal and restructuring costs incurred in 2014 connection with the AAC Equity Transactions, the BHR Preferred Equity Transactions, the Initial Reorganization Transactions and the Holdings IPO in an amount not to exceed $2,500,000, (vii) one-time legal, accounting and other transaction costs incurred in connection with a Permitted Acquisition in 2014 or in any subsequent fiscal year in an aggregate amount not to exceed

$200,000 in any fiscal year, (viii) one-time settlement costs paid on or about April 9, 2014, in connection with certain wage and settlement charges in California in an amount not to exceed $2,500,000 and (ix) to the extent approved by the Agent in writing , other one-time and non-recurring charges. Capitalized terms used in the preceding sentence but not defined herein have the meanings assigned to them in the Second Amended and Restated Credit Agreement by and among AAC Holdings, Inc., American Addiction Centers, Inc., the lenders party thereto from time to time (the “Lenders”) and Wells Fargo Bank, National Association, as administrative agent and collateral agent for the Lenders, dated as of April 15, 2014.

If the Company achieves the Performance Goal with respect to the 2014 Fiscal Year, a Senior Officer Participant shall be entitled to an Award with respect to such Fiscal Year according to the following formula: (a) the percentage of the AEBITDA Target that actual AEBITDA for the 2014 Fiscal Year represents, multiplied by (b) the Senior Officer Participant’s Target Bonus Amount set forth in Schedule B, with the product of (a) and (b) reduced (but not below zero) by (c) payments made during the Fiscal Year with respect to the achievement of the Performance Goal with respect to each Fiscal Quarter; provided, that the maximum Award with respect to the Fiscal Year that a Senior Officer Participant may receive shall be the “Maximum Bonus Amount” set forth for the Senior Officer Participant on Schedule B. The Performance Goal for each Performance Period of the Company shall be as set by the Board.

The amount payable under this Plan with respect to the Senior Officer Participants shall be determined by the Board in its sole discretion based on whether and to what extent the Performance Goals have been met. The Board in its sole discretion may also award the maximum bonus to any Senior Officer Participant as it determines appropriate, including as a result of the completion of an underwritten initial public offering of its stock during the Fiscal Year.

Officer Participants. Awards with respect to each Officer Participant shall be based on such Officer Participant’s achievement of individual goals during each Performance Period as established by the Chief Executive Officer in his sole discretion. In order for an Officer Participant to qualify for an Award with respect to any Fiscal Quarter, the Officer Participant must meet his or her individual goals as established by the Chief Executive Officer for such Fiscal Quarter. If the individual goals of such Officer Participant for a Fiscal Quarter are met, the Officer Participant will be entitled to an Award in an amount up to 25% of the target bonus amount as established by the Chief Executive Officer acting pursuant to delegated authority of the Board.

Payment of Participant Awards. Awards pursuant to the Plan will be paid solely in cash, and such amounts (if any) shall be paid as soon as practicable following the close of each Fiscal Quarter, and in all events by March 15, 2015. Except as the Board may otherwise determine in its sole and absolute discretion (i) termination of the Participant’s employment prior to January 1, 2015 will result in the forfeiture of any further amounts that would otherwise have been payable to a Participant following the termination (inclusive of any quarterly payment not yet distributed to a Participant as of the date of termination) and (ii) termination of the Participant’s employment on or after January 1, 2015 will not result in the forfeiture of any further amounts that would otherwise have been payable to a Participant following the termination pursuant to the Plan.

This Program is not a “qualified” plan for federal income tax purposes, and any payments are subject to applicable tax withholding requirements.

Section 4. Adjustments for Unusual or Nonrecurring Events.

The Board may appropriately adjust any evaluation of performance under the Performance Goals to exclude any of the following events that occur during 2014: (i) asset write-downs, (ii) litigation or claim judgments or settlements, including expenses related thereto, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management and (vi) direct or indirect acquisitions and dispositions of facilities during the Fiscal Year.

Section 5. General Provisions.

No Rights to Awards. No person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment among Participants. The terms and conditions of Awards need not be the same with respect to each Participant. The Company reserves the right to terminate the Plan at any time in the Company’s sole discretion.

No Right to Employment. Participation in the plan and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ or service of the Company or any affiliate.

Compliance with Section 409A of the Code. Notwithstanding any other provisions of the Plan, it is intended that the provisions of the Plan be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and that no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. Any provision of this Plan that would cause the grant of an award or the payment thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code. In the event that it is reasonably determined by the Board that, as a result of Section 409A of the Code, payments in respect of any award under the Plan may not be made at the time contemplated by the terms of the Plan, as the case may be, without causing the Participant to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code; which, if the Participant is a “specified employee” within the meaning of Section 409A, shall be the first day following the six-month period beginning on the date of Participant’s termination of employment.

Interpretation and Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Nevada without giving effect to conflicts of laws principles. In the event the terms of this Plan are inconsistent with the terms of any written employment agreement between a Participant and the Company or its subsidiary, the terms of such written employment agreement shall govern the Participant’s participation in the Plan

No Trust or Fund Created. Neither the Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any affiliate and a Participant or any other person. To the extent that any Person acquires a right to receive payments from the Company or any affiliate pursuant to an award, such right shall be no greater than the right of any unsecured general creditor of the Company or any affiliate.

SCHEDULE A

NAME	TITLE
Michael T. Cartwright	Chairman and Chief Executive Officer
Jerrod N. Menz	President
Kirk R. Manz	Chief Financial Officer
Candance A. Henderson-Grice	Chief Operating Officer
Kathryn Sevier Phillips	General Counsel and Secretary
Michael J. Blackburn	Senior Vice President, Business Development
Adam R. Mittelberg	Vice President, Marketing
Steven R. Brumfield	Chief Accounting Officer

SCHEDULE B

PARTICIPANT NAME	TARGET BONUS AMOUNT	MAXIMUM BONUS AMOUNT
Michael T. Cartright	$635,000	$1,270,000
Jerrod N. Menz	$384,000	$768,000
Kirk R. Manz	$137,500	$275,000